                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 HYBRIDON, INC.
                (Name of Registrant as Specified In Its Charter)




                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 HYBRIDON, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Hybridon, Inc., a Delaware corporation (the "Company"), will be held on Monday, June 15, 1998 at 2:00 p.m. at Hybridon Specialty Products, 155 Fortune Boulevard, Milford, Massachusetts (the "Meeting") for the purpose of considering and voting upon the following matters:

     1.  To elect three Class III Directors for the ensuing three years;

     2. To approve an amendment to the Company's 1997 Stock Incentive Plan, as more fully described in the accompanying Proxy Statement;

     3. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the current year; and

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Thursday, May 7, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.


                                            By order of the Board of Directors,


                                            E. ANDREWS GRINSTEAD, III, Secretary



May 15, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                 HYBRIDON, INC.
                               620 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hybridon, Inc. (the "Company") at the Annual Meeting of Stockholders to be held on Monday, June 15, 1998 at 2:00 p.m. at Hybridon Specialty Products, 155 Fortune Boulevard, Milford, Massachusetts and at any adjournments thereof (the "Meeting").

     All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

     On May 7, 1997, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 15,356,825 shares of Common Stock of the Company, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

     THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 15, 1998. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF CORPORATE ADMINISTRATION AND DEVELOPMENT, 620 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 1998 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors and director nominees of the Company,
(iii) the Chief Executive Officer and the other executive officers listed in the Summary Compensation Table below (the "Named Executive Officers"), and (iv) the directors and executive officers of the Company as a group.

                                                                  AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP(1)
                                                              --------------------------
                                                              NUMBER OF      PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                SHARES          CLASS
            ------------------------------------              ---------      ----------
5% STOCKHOLDERS
Yahia M.A. Bin Laden........................................    377,500(2)       7.46%
  2, rue Charles Bonnet
  1206 Geneva, Switzerland

Pecks Management Partners, Ltd. ............................    356,500(3)       6.58%
  One Rockefeller Plaza, Suite 900
  New York, New York 10020

Nicris Limited..............................................    310,000          6.12%
  2 rue Charles Bonnet
  1206 Geneva, Switzerland

Intercity Holdings, LTD.....................................    341,667          6.75%
  c/o Coson Corporate Services
  P.O. Box HM 1561
  Hamilton, HM FX, Bermuda

DIRECTORS

Youssef El-Zein.............................................    142,192(4)       2.74%
Nasser Menhall..............................................    118,605(5)       2.30%
E. Andrews Grinstead, III...................................    254,814(6)       4.83%
Mohamed A. El-Khereiji......................................    179,287(7)       3.48%
Paul C. Zamecnik............................................    112,020(8)       2.20%
Sudhir Agrawal..............................................    105,665(9)       1.74%
James B. Wyngaarden.........................................     15,000(10)          *

OTHER EXECUTIVE OFFICERS

Anthony J. Payne............................................     92,250(11)      1.66%
All directors and executive officers as a group (8
  persons)..................................................  1,021,833(12)     17.92%

---------------

  *  Less than 1%

 (1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 1998 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Includes 310,000 shares held by Nicris Limited ("Nicris"). Mr. Bin Laden, a controlling stockholder of Nicris, may be considered a beneficial owner of the shares beneficially owned by such entity.

 (3) Share ownership based on Schedule 13D filed with the Commission on February 17, 1998. Share ownership is based on shares issuable upon the conversion of debt securities of the Company.

 (4) Includes (a) 74,183 shares issuable upon the exercise of warrants held by Mr. El-Zein, (b) 366 shares issuable upon the exercise of warrants held by Pillar Associated, (c) 12,800 shares held by Pillar Investment, (d) 5,243 shares issuable upon the exercise of warrants held by Pillar Investment,
     (e) 20,000 shares issuable upon the exercise of warrants held by Pillar S.A., and (f) 20,000 shares issuable upon the exercise of warrants by Pillar S.A.R.L. Also includes 8,000 shares subject to outstanding stock options held by Mr. El-Zein which are exercisable within the 60-day period following March 31, 1998. Mr. El-Zein, an affiliate of Pillar Investment, Pillar Limited, Pillar S.A., Pillar Associated and Pillar S.A.R.L., may be considered a beneficial owner of the shares beneficially owned by such entities. See "Certain Transactions -- Transactions with Pillar S.A. and Certain of its Affiliates" for a description of (a) certain shares of common stock issued and warrants to be issued to Pillar Investments in lieu of cash in satisfaction of the full amounts owing under the 1994 Pillar Consulting Agreement and the Pillar Europe Agreement and (b) certain warrants to purchase common stock which the Company has agreed in principle to issue, subject to the execution of definitive documentation, in connection with the Company's recent financing.

 (5) Includes (a) 52,195 shares issuable upon the exercise of warrants held by Mr. Menhall, (b) 366 shares issuable upon the exercise of warrants held by Pillar Associated, (c) 12,800 shares held by Pillar Investment, (d) 5,243 shares issuable upon the exercise of warrants held by Pillar Investment,
     (e) 20,000 shares issuable upon the exercise of warrants held by Pillar S.A., and (f) 20,000 shares issuable upon the exercise of warrants by Pillar S.A.R.L. Also includes 8,000 shares subject to outstanding stock options held by Mr. Menhall which are exercisable within the 60-day period following March 31, 1998. Mr. Menhall, an affiliate of Pillar Limited, Pillar Investment, Pillar S.A., Pillar Associated and Pillar S.A.R.L., may be considered a beneficial owner of the shares beneficially owned by such entities. See "Certain Transactions -- Transactions with Pillar S.A. and Certain of its Affiliates" for a description of (a) certain shares of common stock issued and warrants to be issued to Pillar Investments in lieu of cash in satisfaction of the full amounts owing under the 1994 Pillar Consulting Agreement and the Pillar Europe Agreement and (b) certain warrants to purchase common stock which the Company has agreed in principle to issue, subject to the execution of definitive documentation, in connection with the Company's recent financing.

 (6) Includes 211,235 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1998.

 (7) Includes (a) 80,414 shares issuable upon the exercise of warrants held by Mr. El-Khereiji and (b) 8,000 shares subject to outstanding stock options held by Mr. El-Khereiji which are exercisable within the 60-day period following March 31, 1998. Also includes 90,873 shares beneficially owned by Solter Corporation. Mr. El-Khereiji, an affiliate of Solter Corporation, may be considered a beneficial owner of the shares beneficially owned by such entity.

 (8) Includes 26,000 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1998.

 (9) Includes 90,905 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1998.

(10) Includes 700 shares held by Dr. Wyngaarden's children and 11,000 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1998.

(11) Includes 82,355 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1998. Mr. Payne's employment with the Company terminated on September 15, 1997.

(12) Includes an aggregate of 298,011 shares issuable upon the exercise of outstanding warrants exercisable within the 60-day period following March 31, 1998 and an aggregate of 445,494 shares issuable upon the exercise of outstanding stock options exercisable within the 60-day period following March 31, 1998. Does not include 112,733 shares issuable upon the exercise of outstanding stock options not exercisable within the 60-day period following March 31, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by such person with respect to the Company.

     Based solely on its review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, the Company believes that, during 1997, all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required for the approval of the amendment to the Company's Stock Incentive Plan (the "1997 Plan") and the ratification of the selection of the Company's independent auditors.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I Directors, four Class II Directors, and three Class III Directors. One vacancy currently exists in each class of the Class I Directors and the Class II Directors. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. The Class I Directors were elected at the 1996 Annual

Meeting for a three-year term expiring at the 1999 Annual Meeting of Stockholders; and the Class II Directors were elected at the 1997 Annual Meeting of Stockholders for a three-year term expiring at the 2000 Annual Meeting of Stockholders.

     The persons named in the enclosed proxy will vote to elect, as Class III Directors, Sudhir Agrawal, Youssef El-Zein and E. Andrews Grinstead, III, the three director nominees named below, unless the proxy is marked otherwise. Dr. Agrawal and Messrs. El-Zein and Grinstead are currently directors of the Company.

     Each Class III director will be elected to hold office until the 2001 Annual Meeting of Stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

     For each member of the Board of Directors, including those who are nominees for election as Class III Directors, there follows information given by each concerning his principal occupation and business experience for the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company.

                                                                 PRINCIPAL OCCUPATION, OTHER
                                              DIRECTOR         BUSINESS EXPERIENCE DURING PAST
NAME                                     AGE   SINCE         FIVE YEARS AND OTHER DIRECTORSHIPS
----                                     ---  --------       ----------------------------------
NOMINEES FOR TERMS EXPIRING IN 2001 (CLASS III DIRECTORS)

Sudhir Agrawal, D.Phil.................  44     1993    Senior Vice President of the Company since
                                                        March 1994; Chief Scientific Officer of the
                                                        Company since January 1993; Vice President of
                                                        Discovery of the Company from December 1991
                                                        to January 1993; Principal Research Scientist
                                                        of the Company from February 1990 to January
                                                        1993.

Youssef El-Zein........................  49     1992    Vice Chairman of the Board of Directors of
                                                        the Company since February 1997; Executive
                                                        Officer of Pillar S.A., a private investment
                                                        and management consulting firm, since 1991;
                                                        Chairman of the WorldCare Group since 1993;
                                                        Member of the Board of Directors of Pillar
                                                        Investment Limited, a private investment and
                                                        management consulting firm, since 1991.

E. Andrews Grinstead, III..............  52     1991    Chairman of the Board and Chief Executive
                                                        Officer of the Company since 1991; President
                                                        of the Company since 1993; Member of the
                                                        Board of Directors of EcoScience Corporation,
                                                        Pharmos Corporation and Meridian Medical
                                                        Technologies.

DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS I DIRECTORS)

Nasser Menhall.........................  42     1992    Member of the Board of Directors and Chief
                                                        Executive Officer of the WorldCare Group, a
                                                        teleradiology company, since 1993; President
                                                        of Pillar Limited, a private investment and
                                                        management consulting firm, since 1990;
                                                        President of Biomedical Associates, a private
                                                        investment firm, since 1990.

DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS II DIRECTORS)

Mohamed A. El-Khereiji.................  44     1993    Chairman of the International Centre for
                                                        Commerce and Contracting, a contracting and
                                                        trading company, since 1979; Chairman of
                                                        Faisal Investment E.C., a leasing company,
                                                        since 1989.

                                                                 PRINCIPAL OCCUPATION, OTHER
                                              DIRECTOR         BUSINESS EXPERIENCE DURING PAST
NAME                                     AGE   SINCE         FIVE YEARS AND OTHER DIRECTORSHIPS
---------------------------------------  ---  --------       ----------------------------------

James B. Wyngaarden, M.D...............  73     1990    Vice Chairman of the Board of Directors of
                                                        the Company since February 1997; Foreign
                                                        Secretary of the National Academy of Sciences
                                                        and the Institute of Medicine of the National
                                                        Academy of Sciences from 1990 to 1994;
                                                        Council member of the Human Genome
                                                        Organization from 1990 to 1993 and Director
                                                        from 1990 to 1991; Director of the National
                                                        Institutes of Health from 1982 to 1989;
                                                        Member of the Board of Directors of Human
                                                        Genome Sciences, Inc. and Magainin
                                                        Pharmaceuticals, Inc.

Paul C. Zamecnik, M.D..................  85     1990    Principal Scientist at the Worcester
                                                        Foundation for Biomedical Research, Inc. (the
                                                        "Worcester Foundation") from 1979 to 1996 and
                                                        Collis P. Huntington Professor of Oncologic
                                                        Medicine Emeritus at the Harvard Medical
                                                        School since 1979.

     Effective February 17, 1997, Dr. Andre L. Lamotte, a Class I Director of the Company, resigned from the Board of Directors of the Company. Effective July 29, 1997, Jerry A. Weisbach, a Class II Director of the Company, resigned from the Board of Directors of the Company. Effective August 11, 1997 J. Robert Buchanan, a Class I Director of the Company, resigned from the Board of Directors of the Company.

     Pursuant to the Company's offer to exchange its 9% Convertible Subordinated Notes due 2004 ("9% Notes") for Series A Preferred Stock and warrants (the "Exchange Offer"), exchanging holders of the 9% Notes had the right to designate one person for nomination to the Board of Directors. The exchanging holders of the 9% Notes have selected Arthur W. Berry as their nominee, although Mr. Berry has not yet been elected to the Board of Directors. It is expected that Mr. Berry will be appointed as a Class I or II Director within the next 45 days. Mr. Berry is a Managing Director and a principal of Pecks Management Partners, Ltd., an exchanging holder of 9% Notes and a substantial purchaser of newly issued Series A Preferred Stock of the Company. In addition, the Company has had discussions with Harold L. Purkey regarding his joining the Board of Directors, although he has not been appointed at this time. Mr. Purkey is the President and a principal of Forum Capital Markets L.P. ("Forum"). Forum acted as the Company's placement agent for the recent sale of the Company's Series A Preferred Stock.

     For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management."

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met seven times (including by telephone conference and by written consent) during 1997. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

     The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee held two meetings during 1997. The members of the Audit Committee are Mr. Menhall and Dr. Wyngaarden.

     The Board of Directors does not currently have a compensation committee.

     The Company has no nominating committee of the Board of Directors.

DIRECTOR COMPENSATION

     Each non-employee director is paid $1,500 for personal or telephonic attendance at a Board or committee meeting. Other directors are not entitled to compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board and committee meetings. In addition, Drs. Wyngaarden and Zamecnik received compensation in the amounts of $49,250 and $58,000, respectively, in 1997 in connection with the provision of certain consulting services to the Company and for serving on the Company's Scientific and/or Clinical Advisory Boards. The Company also is a party to various consulting, advisory and other arrangements with affiliates of Messrs. El-Khereiji, El-Zein and Menhall. For a description of the foregoing arrangements with the Company and certain other transactions between the Company and affiliates of certain directors, see "Certain Transactions."

     In October 1995, the Company adopted the 1995 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 1,000 shares of Common Stock were granted to each director of the Company other than Mr. Grinstead and Dr. Agrawal as of January 30, 1996 at an exercise price of $65.625 per share, and options to purchase 1,000 shares of Common Stock were granted to each director other than Mr. Grinstead and Dr. Agrawal as of May 1, 1997 at an exercise price of $27.50 per share. The Director Plan also provides that options to purchase 1,000 shares of Common Stock will be granted to each new director upon his or her initial election to the Board of Directors. Annual options to purchase 1,000 shares of Common Stock will be granted to each eligible director on May 1 of each year. All options will vest on the first anniversary of the date of grant (or, in the case of annual options, on April 30 of each year with respect to options granted in the previous year); provided, that the exercisability of these options will be accelerated upon the occurrence of a change in control (as defined in the Director Plan). A total of 50,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the date of grant. As of March 31, 1998, options to purchase an aggregate of 14,000 shares of Common Stock were outstanding under the Director Plan.

     Non-employee directors also have received options to purchase Common Stock of the Company under the Company's 1995 Stock Option Plan (the "1995 Plan") and the Company's 1997 Stock Option Plan (the "1997 Plan").

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997 ("fiscal 1997"), December 31, 1996 and December 31, 1995 for the Company's Chief Executive Officer and up to four of the other most highly compensated executive officers who were serving as Executive Officers at December 31, 1997 whose total annual salary and bonus exceeded $100,000 in fiscal 1997 and up to two additional individuals who would have been among such other four most highly compensated executive officers if such individuals had been serving as executive officers at December 31, 1997 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                              ANNUAL COMPENSATION              AWARDS
                                        ---------------------------------   ------------
                                                                OTHER        SECURITIES
                                                                ANNUAL       UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION            SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
 ---------------------------            ------     -----     ------------    ----------    ------------

E. Andrews Grinstead, III.....  1997   $375,000          0     $72,486(1)      66,806        $ 75,048(2)(3)
  Chairman of the Board,        1996   $375,000   $225,000     $82,386(6)      50,000        $ 43,527(7)(8)
  President and Chief           1995   $270,000   $235,000     $19,655(9)     119,846        $118,332(10)(11)
  Executive Officer

Anthony J. Payne..............  1997   $172,656          0     $47,778(1)      31,316        $158,628(2)(3)(4)
  Former Senior Vice President  1996   $243,750   $107,000     $45,616(6)      25,000        $ 14,853(7)(8)
  Of Finance and                1995   $175,000   $137,500     $30,469(9)      43,162        $ 45,250(10)(11)
  Administration, Chief
  Financial Officer,
  Treasurer and Secretary(12)

Sudhir Agrawal, D. Phil.......  1997   $250,000          0           0         32,263        $ 22,757(3)(6)
  Senior Vice President of      1996   $250,000   $100,000           0         25,000        $ 28,676(5)(8)
  Discovery, Chief Scientific   1995   $178,250   $114,125           0         32,263        $ 38,523(5)(11)
  Officer and Director

---------------

 (1) Includes $51,386 and $33,817 paid by the Company to Messrs. Grinstead and Payne, respectively, in lieu of employee benefits in 1998.

 (2) Includes $37,748 and $972 paid by the Company to Messrs. Grinstead and Payne, respectively, during 1997 with respect to life insurance for the benefit of the Named Executive Officer.

 (3) Includes $37,300, $15,468 and $18,269 paid by the Company to Mr. Grinstead, Mr. Payne and Dr. Agrawal, respectively, in connection with the surrender of accrued but unused vacation days during 1997.

 (4) Includes $142,188 paid by the Company to Mr. Payne in connection with the termination of his employment during 1997.

 (5) Includes $4,500, $4,277 and $4,488 contributed by the Company on behalf of Dr. Agrawal pursuant to the Company's 401(k) Plan in 1995, 1996 and 1997 respectively.

 (6) Includes $76,017 and $36,938 paid by the Company to Messrs. Grinstead and Payne, respectively, in lieu of employee benefits in 1997.

 (7) Includes $11,364 and $3,134 paid by the Company to Messrs. Grinstead and Payne, respectively, during 1996 with respect to life insurance for the benefit of the Named Executive Officer.

 (8) Includes $32,163, $11,719 and $24,399 paid to Mr. Grinstead, Mr. Payne, and Dr. Agrawal, respectively, in consideration of the surrender of accrued but unused vacation days during 1996.

 (9) Includes $12,510 and $23,594 paid by the Company to Messrs. Grinstead and Payne, respectively, in lieu of employee benefits in 1996.

(10) Includes $34,345 and $4,531 paid by the Company to Messrs. Grinstead and Payne, respectively, during 1995 with respect to life insurance for the benefit of the Named Executive Officer.

(11) Includes $83,987, $40,719 and $34,023 paid to Mr. Grinstead, Mr. Payne, and Dr. Agrawal in consideration of the surrender of accrued but unused vacation days during the period from the commencement of such Named Executive Officer's employment with the Company through December 31, 1995.

(12) Mr. Payne's employment with the Company terminated as of September 15, 1997.

  Employment Agreements

     The Company is party to an employment agreement with Mr. Grinstead for the period commencing July 1, 1996 and ending June 30, 2001. Under this agreement, Mr. Grinstead is currently entitled to receive an annual base salary of $375,000. Mr. Grinstead also is eligible to receive (i) a cash bonus each year related to the attainment of management objectives specified by the Board of Directors and (ii) additional payments of $16,000 in 1997 and 1998. In the event Mr. Grinstead's employment is terminated by the Company without cause (as defined) or by him for good cause (as defined), the Company will pay Mr. Grinstead during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Mr. Grinstead's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination (the "Average Bonus Amount"). The Company also will continue Mr. Grinstead's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by the Company for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Mr. Grinstead's employment is terminated for any of the above reasons within 12 months following a Change in Control (as defined) of the Company, Mr. Grinstead will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his Average Bonus Amount.

     In accordance with the terms of Mr. Grinstead's previous employment agreement, the Company loaned $190,000 to Mr. Grinstead in December 1992 pursuant to the terms of a promissory note bearing simple interest at a rate of 6% per year, which originally provided for the payment of principal and all accrued interest on the earlier of December 23, 1995 or the expiration or termination of Mr. Grinstead's employment by the Company, but is currently payable on demand. Such loan remained outstanding as of March 31, 1998, at which date the total unpaid balance of principal and interest was $250,100.

     The Company is party to an employment agreement with Dr. Agrawal for the period commencing July 1, 1996 and ending June 30, 2000. Under this agreement, Dr. Agrawal serves as Senior Vice President of Discovery and Chief Scientific Officer of the Company and is currently entitled to receive an annual base salary of $250,000. Dr. Agrawal is eligible to receive a cash bonus each year related to the attainment of management objectives specified by the Chief Executive Officer and the Board of Directors. In the event Dr. Agrawal's employment is terminated by the Company without cause (as defined) or by him for good cause (as defined), the Company will pay Dr. Agrawal during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Dr. Agrawal's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination (the "Average Bonus Amount"). The Company will also continue Dr. Agrawal's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by the Company for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Dr. Agrawal's employment is terminated for any of the above reasons within 12 months following a Change in Control (as defined) of the Company, Dr. Agrawal will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his Average Bonus Amount.

     The employment agreements entered into between the Company and each of Mr. Grinstead and Dr. Agrawal also provide that all stock options held by any of the Named Executive Officers (including existing options and options to be granted in the future) shall include terms providing (i) that in the event that such Named Executive Officer's employment is terminated by the Company without cause or by him for good cause the exercisability of such stock options will be accelerated by two years and such stock options will be exercisable for a two-year period following termination and (ii) that in the event of certain changes in control of the Company, its liquidation or the sale of all or substantially all of its assets, all such stock options not then exercisable will vest and become immediately exercisable. The Company is also a party to registration rights agreements with Mr. Grinstead that provide that in the event the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), at any time, with certain exceptions, Mr. Grinstead shall be entitled to include the shares of Common Stock held by him in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such shares. The Company also is a party to indemnification agreements with Mr. Grinstead pursuant to which the Company has agreed to indemnify him for certain liabilities, including liabilities arising under the Securities Act.

     Mr. Payne's employment with the Company terminated as of September 15, 1997. The Company is party to an agreement with Mr. Payne regarding the termination of his employment. Pursuant to this agreement, options to purchase an aggregate of 62,493 shares of Common Stock were amended to provide for the acceleration by two years of the exercisability of such options and to extend the period during which such options may be exercised until the second anniversary of the termination of Mr. Payne's employment. In addition, under this agreement, the Company agreed to pay Mr. Payne during the 12-month period following his termination a monthly amount equal to one-sixth of the sum of Mr. Payne's annual base salary as of September 15, 1997. Under this agreement, Mr. Payne agreed to repay a personal loan from the Company in the amount of $221,521.25 upon his acceptance of employment by a third party, at which time the remaining severance payments would be applied to the loan balance. As of March 31, 1998, such loan had been repaid in full and the Company's obligation to continue making severance payments to Mr. Payne had terminated. The Company has also agreed to continue Mr. Payne's benefits for a two-year period, subject to earlier termination under certain circumstances.

     Stock options to purchase an aggregate of 261,841 shares of Common Stock granted to the Named Executive Officers pursuant to the 1990 Plan provide that, upon a change in control (as defined in the 1990 Plan), all options granted thereunder will become fully exercisable. In addition, pursuant to the terms of the employment agreements entered into between the Company and each of the Named Executive Officers described above (i) in April 1997, stock options to purchase an aggregate of 130,386 shares of Common Stock granted to the Named Executive Officers under the Company's 1995 Plan were amended to provide that such options will become fully exercisable upon a change in control of the Company, and (ii) all stock options granted to the Named Executive Officers after March 1, 1997 will provide that such options will become fully exercisable upon a change of control of the Company.

  Option Grants Table

     The following table sets forth certain information concerning grants of stock options made during fiscal 1997 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                                  -------------------------                 POTENTIAL REALIZABLE
                                                    PERCENTAGE                                VALUE AT ASSUMED
                                                     OF TOTAL                              ANNUAL RATES OF STOCK
                                   NUMBER OF         OPTIONS       EXERCISE                PRICE APPRECIATION FOR
                                  SECURITIES         GRANTED        PRICE                     OPTIONS TERM(2)
                                  UNDERLYING       TO EMPLOYEES      PER      EXPIRATION   ----------------------
                                OPTIONS GRANTED   IN FISCAL YEAR    SHARE      DATE(1)        5%          10%
                                ---------------   --------------   --------   ----------      --          ---

E. Andrews Grinstead, III.....       16,806(3)         5.32%        $31.25     2/19/07     $330,246    $  839,959
                                     38,000(4)        12.04          30.00     4/09/07      716,300     1,818,400
                                     12,000(5)         3.80          31.88     5/21/07      240,300       609,900

Sudhir Agrawal................        7,323(3)         2.30          31.25     2/19/97      142,722       361,707
                                     19,000(4)         6.02          30.00     4/09/07      358,150       908,200
                                      6,000(5)         1.90          31.88     5/21/07      120,150       304,950

Anthony J. Payne..............        6,316(3)         2.00          31.25     2/19/07      124,113       314,547
                                     19,000(4)         6.02          30.00     4/09/07      358,150       908,200
                                      6,000(5)         1.90          31.88     5/21/07      120,150       304,950

---------------

(1) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period, and the date on which the options are exercised. As of March 31, 1998, the last sale price of Common Stock of the Company was significantly lower than the exercise price of the options reflected in this table.

(3) These stock options are immediately exercisable with respect to 40% of the shares covered thereby and will become exercisable with respect to the remaining 60% of the shares covered thereby in three equal installments in arrears commencing on February 19, 1999.

(4) These stock options are immediately exercisable with respect to 40% of the shares covered thereby and will become exercisable with respect to the remaining 60% of the shares covered thereby in three equal installments in arrears commencing on April 9, 1999.

(5) These stock options are immediately exercisable with respect to 20% of the shares covered thereby and will become exercisable with respect to the remaining 80% of the shares covered thereby in four equal annual installments in arrears commencing on May 21, 1998.

  Aggregated Option Exercises and Year-End Option Table

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1997 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1997:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                     NUMBER OF             VALUE OF
                                                      SHARES              UNEXERCISED
                                                    UNDERLYING           IN THE MONEY
                                                    OPTIONS AT         OPTIONS AT FISCAL
                                                  FISCAL YEAR-END         YEAR-END(1)
                                                  ---------------      -----------------
                                                   EXERCISABLE/          EXERCISABLE/
                                                   UNEXERCISABLE         UNEXERCISABLE
                                                  ---------------      -----------------
E. Andrews Grinstead, III.......................  191,874/71,445        $        --/--
Anthony J. Payne(2).............................   70,592/40,053                 --/--
Sudhir Agrawal..................................   80,453/37,811             17,500/--


---------------

(1) The closing price for the Common Stock as reported by The Nasdaq OTC Bulletin Board on December 31, 1997 (the last day of trading) in 1997 was $3.00. Value is calculated on the basis of the difference between the option exercise price and $3.00, multiplied by the number of shares of Common Stock underlying the option.

(2) Mr. Payne's employment with the Company terminated as of September 15, 1997.

  Report of the Board of Directors on Executive Compensation

     The Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

     The Board of Directors seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Board of Directors structures executive compensation programs in a manner that it believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Board of Directors has historically approved multi-year employment contracts for its executives. Second, the Board of Directors establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company and/or the individual executive's particular area of responsibility. By linking compensation in part to achievement, the Board of Directors believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

     The compensation programs for the Company's executives established by the Board of Directors consist of three elements based upon the foregoing objectives: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the Company's stock option plans. In early 1996, the Board of Directors engaged and consulted with an independent compensation consultant with respect to adjustments in the base salaries of the Company's executives for 1996 and stock option grants in 1996. Such consultant also advised the Board of Directors as to the terms of the new multi-year employment agreements entered into with the Company's executives upon the expiration of their previous agreements.

     In establishing base salaries for the executive officers, including the Chief Executive Officer, which base salaries have been fixed in the executive officers' employment agreements, the Board of Directors monitors salaries at other companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographic area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. The Board of Directors also considers the challenges involved in retaining first-rate managerial personnel in the antisense field because of the new nature of this technology. To the extent determined to be appropriate, the Board of Directors also considers general economic conditions, the Company's financial performance and the individual's performance.

     The Board of Directors did not consider cash bonuses for 1997 due to the Company's cash position.

     The Board of Directors uses stock options as a significant element of the compensation package of the Company's executive officers, including the Chief Executive Officer, because they provide an incentive to executives to maximize stockholder value and because they reward the executives only to the extent that stockholders also benefit. It is not the policy of the Board of Directors, however, to grant stock options to executives annually, and the timing of such grants depends upon a number of factors, including new hires of executives, the executives' current stock and option holdings and such other factors as the Board of Directors deems relevant. In granting stock options in 1997 to the Company's executives, the Board of Directors considered a variety of factors, including the Company's accomplishments in the areas of product development and enhancement of the Company's patent and licensing position. In addition, the grant of stock options to Mr. Grinstead in 1997 was based on the Board of Directors' judgment as to the leadership role Mr. Grinstead played with respect to these accomplishments. When granting stock options, it has generally been the policy of the Board of Directors to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, the Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). Based on the compensation awarded to Mr. Grinstead and the other executive officers of the Company, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. While the Committee does not currently intend to qualify its incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.



                                            BOARD OF DIRECTORS


                                            Sudhir Agrawal
                                            Mohamed El-Khereiji
                                            Youssef El-Zein
                                            E. Andrews Grinstead III
                                            Nasser Menhall
                                            James B. Wyngaarden
                                            Paul C. Zamecnik

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors does not currently have a compensation committee. The Board of Directors as a whole, including Mr. Grinstead and Dr. Agrawal, who are employees of the Company, perform equivalent functions. None of the directors or executive officers of the Company had any "interlock" relationships to report during the Company's fiscal year ended December 31, 1997.

     Since January 1, 1997, the Company has entered into or engaged in certain transactions with Pillar S.A., Pillar Limited, Pillar Investment Ltd. and Charles River Building Limited Partnership (the "Cambridge Landlord"), entities of which Messrs. El-Zein and Menhall are affiliates. See "Certain Transactions."

CERTAIN TRANSACTIONS

     Since January 1, 1997, the Company has entered into or engaged in the following transactions with the following directors, officers, stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5% Stockholders") and affiliates or immediate family members of such directors, officers and 5% Stockholders.

  Transactions with Pillar S.A. and Certain of its Affiliates

     Since January 1, 1997, the Company has entered into or engaged in certain transactions with Pillar S.A., Pillar Investment Ltd., Pillar Limited and the Cambridge Landlord. Pillar S.A., Pillar Investment Ltd. and Pillar Limited are affiliates of Messrs. El-Zein and Menhall, two directors of the Company. The Cambridge Landlord is an affiliate of Messrs. El-Zein and Menhall and Mr. El-Khereiji, a third director of the Company. The following is a summary of these transactions.

     In 1997, the Company was a party to a consulting agreement (the "1994 Pillar Consulting Agreement") with Pillar S.A., dated as of March 1, 1994, pursuant to which Pillar S.A. provided the Company with financial advisory and managerial services in connection with the Company's overseas operations, including support services in connection with contracts and agreements. Under the terms of the 1994 Pillar Consulting Agreement, the Company paid Pillar S.A. continuing consulting fees of $60,000 per month and $23,000 per month for overhead costs, and reimbursement of certain authorized out-of-pocket expenses. The 1994 Pillar Consulting Agreement expired on February 28, 1998.

     Pursuant to the 1994 Pillar Consulting Agreement, the Company issued to Pillar S.A. two five-year warrants to purchase an aggregate of 40,000 shares of Common Stock of the Company.

     On July 8, 1995, the Company entered into an additional agreement (the "Pillar Europe Agreement") with Pillar S.A. pursuant to which Pillar S.A. agreed to provide to the Company certain consulting, advisory and related services (in addition to the services to be provided pursuant to the 1994 Pillar Consulting Agreement) and serve as the Company's exclusive agent in connection with potential corporate partnerships in Europe and as a non- exclusive placement agent of the Company in connection with private placements of securities of the Company for a period of two years. On November 1, 1995, the Pillar Europe Agreement was amended to provide that (i) Pillar S.A. would cease to serve as the Company's exclusive agent in connection with potential corporate partnerships in Europe, but would continue to serve as a non-exclusive agent in such respect, (ii) Pillar S.A. would receive a retainer of $26,470 per month for the balance of the term of the Pillar Europe Agreement (April 1, 1997), (iii) the fees set forth in the Pillar Europe Agreement would only be payable to Pillar S.A. in connection with potential collaborations with any French pharmaceutical company with which the Company engaged in discussions during the 12-month period ended November 1, 1995 as a result of introductions by Pillar S.A. and (iv) any compensation payable to Pillar S.A. in connection with its services with respect to other corporate collaborations or any placements of securities would be negotiated on a case-by-case basis and would be subject to the approval of the independent members of the Board of Directors of the Company. The Pillar Europe Agreement expired on April 1, 1997.

     During the year ended December 31, 1997, the Company paid Pillar S.A. an aggregate of $903,267 under the 1994 Pillar Consulting Agreement and the Pillar Europe Agreement, as amended. In addition, as of May 7, 1998, the Company issued 150,000 shares of common stock and will issue warrants to purchase 37,500 shares of common stock of the Company exercisable at $2.40 per share and expiring on May 4, 2003 in lieu of cash in full satisfaction of the outstanding amounts due under the Pillar Consulting Agreement and the Pillar Europe Agreement.

     The Company has retained Pillar Investments as a placement agent of the Company in connection with a private placement of securities of the Company outside the United States (the "Offshore Offering"). Pillar Investments is entitled to receive fees consisting of (i) 9% of the gross proceeds of such Offshore Offering and (ii) a non-accountable expense allowance equal to 4% of such gross proceeds. Through the date hereof, Pillar Investments has received $1,635,400 pursuant to these arrangements. As of the date hereof, the Company and Pillar Investments have not completed their negotiations in respect of Pillar Investments' compensation as placement agent. However, the following arrangements have been agreed to in principle, subject to the execution of definitive documentation: (a) Pillar Investments is entitled to purchase, for nominal consideration, warrants to purchase such number of shares of the Common Stock of the Company equal to 10% of the aggregate number of shares of Common Stock sold in the Offshore Offering (including shares of Common Stock issued in exchange for Units which included 1998 Unit Notes (such Units being referred to herein as the "Note Units")), exercisable at $2.40 per share and expiring on May 4, 2003, and (b) the Company and Pillar Investments will enter into an advisory agreement (the "Financial Advisory Agreement") pursuant to which Pillar Investments shall act as the Company's non-exclusive financial advisor, which agreement will provide that Pillar Investments receive a monthly retainer of $5,000 (minimum engagement of 24 months beginning on May 5, 1998), and be entitled to receive out-of-pocket expenses, a consulting/restructuring fee of $960,000 payable in Common Stock of the Company valued at the market price and payable in three equal installments as net proceeds of $25,000,000, $30,000,000 and $35,000,000 are received in the Offshore Offering, the right to purchase, for nominal consideration, warrants to purchase such number of shares of Common Stock equal to 15% of the number of shares of Common Stock included in units received by purchasers who exchanged such Note Units for units consisting of Common Stock and warrants, at a per share exercise price of $2.40, and certain cash and equity success fees in the event Pillar Investments assists the Company in connection with certain financial and strategic transactions.

     The Company is a party to a lease (the "Cambridge Lease") with the Cambridge Landlord dated as of February 4, 1994. The Cambridge Lease covers approximately 91,500 square feet of space in Cambridge, Massachusetts, has an initial term of fifteen years commencing on February 1, 1997, and may be extended for three additional five-year terms at the option of the Company. The Cambridge Lease originally provided for an annual rent equal to $30 per square foot on a triple net basis for the first five years, $33 per square foot on a triple net basis for the next five years and the greater of $30 per square foot on a triple net basis or the then market value of leased property for each of the five-year renewal terms. In connection with the Company's election to acquire an interest in the Cambridge Landlord described below, the annual rent due under the Cambridge Lease was increased for the first five years of the lease term to $38 per square foot on a triple net basis and for the second five years to $42 per square foot on a triple net basis and for the third five years to $47 per square foot on a triple net basis.

     On July 1, 1996, the Company elected to fund approximately $5.5 million of the costs (primarily relating to tenant improvements) of the construction of the leased premises through contributions to the capital of the Cambridge Landlord in exchange for a limited partnership interest in the Cambridge Landlord (the "Partnership Interest"). The Partnership Interest entitles the Company to an approximately 32% interest in the Cambridge Landlord. Hybridon's right to receive distributions of cash generated from operations or from any sale or refinancing of the property is subordinate to the distribution to certain other limited partners of priority amounts currently totaling approximately $6.5 million. In the case of a sale or refinancing of the property, after payment of the priorities described in the immediately preceding sentence, Hybridon is entitled to a return of its capital contribution and, thereafter, to its pro rata share of the remaining funds available for distribution. The Company also has the right, for a period of three years ending February 2000, to sell the Partnership Interest back to certain limited partners of the Cambridge Landlord for a price equal to the greater of (i) the aggregate cash contribution made by Hybridon to the Cambridge Landlord or (ii) the fair market value of the Partnership Interest at the time. The assets of these limited partners are limited to their investment in the Cambridge Landlord.

     In 1997, the Company had on deposit with Bank Fur Vermogensanlagen Und Handel ("BVH") the amount of $1,034,618. In November, 1997, German banking authorities imposed a moratorium on BVH and closed BVH for business. Pursuant to an agreement dated November 28, 1998, the Cambridge Landlord has agreed to assume the risk for the BVH deposit and to pay to the Company the amount of $75,000 a month after each rent payment under the Cambridge Lease is made until such time as $1,000,000 has been paid to the Company or the BVH deposit is released. The Company will reimburse the Cambridge Landlord for any cash received under this agreement, up to the amount realized by the Company from the final settlement of the BVH deposit, after the moratorium is lifted. As of March 31, 1998, the Cambridge Landlord had paid $250,000 to the Company under this agreement.

     The Company was a party to a lease (the "Paris Lease") with a third party dated March 23, 1994 for approximately 1,800 square feet of space in Paris, France. The Company's obligations under the Paris Lease were guaranteed by Pillar S.A. Effective March 31, 1998, the Company terminated the Paris Lease.

  Other Transactions

     Certain persons and entities (the "Rightsholders"), including Dr. Zamecnik, Pillar S.A., Pillar Limited, Intercity Holdings, Mr. Bin Laden and Nicris, are entitled to certain rights with respect to the registration under the Securities Act of certain shares of the Company's Common Stock (the "Registrable Shares"), including shares of Common Stock that may be acquired pursuant to the exercise of options or warrants, under the terms of agreements among the Company and the Rightsholders (the "Registration Agreements"). The Registration Agreements generally provide that in the event the Company proposes to register any of its securities under the Securities Act at any time, with certain exceptions, the Rightsholders shall be entitled to include Registrable Shares in such registration, subject to certain conditions and limitations. Certain Rightsholders, including Pillar S.A., Pillar Limited, Intercity Holdings, Mr. Bin Laden and Nicris, but excluding, among others, Dr. Zamecnik, have the additional right under certain Registration Agreements to require the Company to prepare and file registration statements under the Securities Act, if such Rightsholders holding specified percentages of the Registrable Shares so request, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

     For a description of certain employment and other arrangements between the Company and its executive officers, see "Compensation of Executive Officers" above. For a description of stock options granted to certain directors of the Company, see "Director Compensation" above.

     The Company believes that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graph below compares the cumulative stockholder return on the Company's Common Stock for the period from January 25, 1996 (the effective date of the initial public offering of the Company's Common Stock) through December 31, 1997 with the cumulative total return on (i) the Nasdaq Market Index and (ii) a peer group index (the "SIC Code Index") selected by the Company which is comprised of the 90 publicly traded companies, including the Company, that are currently grouped under the Standard Industrial Code pertaining to businesses engaged in the manufacture or development of biological products other than diagnostic substances (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Market Index and the SIC Code Index on January 25, 1996 and reinvestment of all dividends). Measurement points are on January 25, 1996, December 31, 1996, March 31, 1997, June 30, 1997, September 30, 1997 and the last trading day of the year ended December 31, 1997. Prior to January 25, 1996, the Company's Common Stock was not registered under the Exchange Act.

   Measurement Period        Hybridon           Nasdaq           SIC Code
 (Fiscal Year Covered)         Inc           Market Index         Index
      1/25/96                    100               100               100
     12/31/96                  55.95            120.16             94.51
      3/31/97                  61.90            114.05             92.97
      6/30/97                  47.62            134.93             98.04
      9/30/97                  18.45            157.31            103.41
     12/31/97                   5.71            147.40            101.64

        PROPOSAL 2 -- APPROVAL OF AMENDMENT TO 1997 STOCK INCENTIVE PLAN

     The Board of Directors believes that the continued growth and profitability of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel. As of March 31,1998, 563,280 shares were available for future Awards under the Company's 1997 Plan and 187,903 shares remain available for stock option grants under the Company's 1995 Plan. Accordingly, on April 30, 1997, the Board of Directors authorized, subject to shareholder approval, an amendment to the 1997 Plan that increases from 600,000 (after taking into account the five-for-one reverse stock split of the Company's Common Stock effected in December 1997) to 4,500,000 (the "New Maximum Shares") the number of shares of Common Stock available for issuance under the 1997 Plan (subject to a proportionate adjustment for certain changes in the Company's capitalization, such as a stock split) and increases the number of shares with respect to which an Award may be granted to any participant under the 1997 Plan per calendar year from 100,000 (after taking into account the reverse stock split referred to above) to 500,000 (which represents the same number of shares which could have been granted before such reverse stock split). The New Maximum Shares equal approximately 14% of the sum of the total number of shares of Common Stock outstanding as of May 7, 1998 plus the total number of shares of Common Stock which would be issuable upon conversion of all Series A Preferred Stock of the Company issued or issuable (including shares of Common Stock underlying Series A Preferred Stock to be issued as dividends on such Series A Preferred Stock over the next two years) as of May 7, 1998. Such percentage is approximately 15%, excluding the effect of dividends on the Series A Preferred Stock.

     The following is a summary of the material provisions of the 1997 Plan:

DESCRIPTION OF AWARDS

     The 1997 Plan provides for the grant of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("incentive stock options"), options not intended to qualify as incentive stock options ("nonstatutory stock options"), restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards").

  Incentive Stock Options and Nonstatutory Stock Options

     Optionees receive the right to purchase a specified number of shares of Common Stock at some time in the future at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting power of the Company). The 1997 Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

  Restricted Stock Awards

     Restricted Stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

  Other Stock-Based Awards

     Under the 1997 Plan, the Board has the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

ELIGIBILITY TO RECEIVE AWARDS

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 1997 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the 1997 Plan may not exceed 100,000 (after taking into account the reverse stock split referred to above) shares per calendar year.

     As of March 31, 1998, approximately 100 persons were eligible to receive Awards under the 1997 Plan, including all of the Company's employees and consultants, and the Company's two executive officers and five non-employee directors. The granting of Awards under the 1997 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

ADMINISTRATION

     The 1997 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1997 Plan and to interpret the provisions of the 1997 Plan. Pursuant to the terms of the 1997 Plan, the Board of Directors may delegate authority under the 1997 Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. Subject to any applicable limitations contained in the 1997 Plan, the Board of Directors, or any committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

     The Board of Directors is required to make appropriate adjustments in connection with the 1997 Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other Acquisition Event (as defined in the 1997 Plan), the 1997 Plan provides that the vesting of all outstanding Options or other stock-based Awards will accelerate, making them fully exercisable prior to or upon consummation of the Acquisition Event.

     If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 1997 Plan.

AMENDMENT OR TERMINATION

     No Award may be made under the 1997 Plan after March 20, 2007, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1997 Plan, except that no outstanding Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1997 Plan and with respect to the sale of Common Stock acquired under the 1997 Plan.

  Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax. Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

  Restricted Stock Awards

     A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a
Section 83(b) Election is made.

  Other Stock-Based Awards

     The tax consequences associated with any other stock-based Award granted under the 1997 Plan will vary depending on the specific terms of such Award, including whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, the applicable holding period and the participant's tax basis.

  Tax Consequences to the Company

     The grant of an Award under the 1997 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1997 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1997 Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition or a
Section 83(b) Election. Any such deduction will be subject to the limitations of
Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the 1997 Plan who are employees or otherwise subject to withholding in connection with the exercise of a nonstatutory stock option or a Section 83(b) Election.

BOARD RECOMMENDATION

     The Board of Directors believes that the Amendment to the 1997 Stock Incentive Plan is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

            PROPOSAL 3 -- RATIFICATION OF THE SELECTION OF AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as auditors of the Company for the year ending December 31, 1998, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the matter. A representative of Arthur Andersen LLP, which served as auditors for the year ended December 31, 1997, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 1999 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, 620 Memorial Drive, Cambridge, Massachusetts 02139, no later than January 18, 1999 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

     The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.




                                            By Order of the Board of Directors,


                                            E. ANDREWS GRINSTEAD, III, Secretary



May 15, 1998

This Proxy when properly executed will be voted in the        Please mark   [X]
manner directed by the undersigned stockholder(s). If no      your votes as
other indication is made, the proxies shall vote "For"        indicated in
proposal numbers 1, 2 and 3.                                  this example


1) Election of Class III Directors.

       Nominees: Sudhir Agrawal, Youssef El-Zein and E. Andrews Grinstead, III.

                    For
                    All          If you do not wish your shares voted "FOR" a
  FOR   Withhold   Except        particular nominee, mark the "For All Except"
  [ ]     [ ]       [ ]          box and strike a line through the nominee(s)
                                 name. Your shares will be voted for the
                                 remaining nominee(s).


2) Approval of the amendment to the Company's 1997 Stock Incentive Plan.

                                 FOR     AGAINST     ABSTAIN
                                 [ ]       [ ]         [ ]

3) Ratification of selection of Arthur Andersen LLP as independent auditors of the Company for the current year.

                                 FOR     AGAINST     ABSTAIN
                                 [ ]       [ ]         [ ]

A vote FOR the director nominees and FOR proposal numbers 2 and 3 is recommended by the Board of Directors.

Mark this box [ ] if comments or address change have been noted on the reverse side of this card.

                                    Please be sure to sign and date this Proxy.

                                    Please sign this proxy exactly as your
                                    name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.


                                    Date:
                                          -------------------------------------

                                    -------------------------------------------
                                    Stockholder sign here    Co-owner sign here

                                    PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND
                                    RETURN PROMPTLY IN ENCLOSED ENVELOPE.


-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                                 HYBRIDON, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on June 15, 1998.

Thank you in advance for your prompt consideration of these matters.



Sincerely,


Hybridon, Inc.



                                 HYBRIDON, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 Annual Meeting of Stockholders - June 15, 1998

Those signing on the reverse side, revoking prior proxies, hereby appoint(s) E. Andrews Grinstead, III, Robert G. Andersen and Cheryl M. Northrup, or each or any of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Hybridon, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

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                            *FOLD AND DETACH HERE*